Exhibit 10.2

Execution Version

September 25, 2022

Decarbonization Plus Acquisition Corporation IV

2744 Sand Hill Road

Menlo Park, CA

Hammerhead Resources Inc.

2700, 525-8th Avenue SW

Calgary, Alberta T2P 1G1

Re:    Sponsor Letter

Ladies and Gentlemen:

This letter (this “Sponsor Letter”) is being delivered to you in accordance with that Business Combination Agreement, dated as of the date hereof, by and among Decarbonization Plus Acquisition Corporation IV, a Cayman Islands exempted company (“SPAC”), Hammerhead Resources Inc., an Alberta corporation (the “Company”), Hammerhead Energy Inc., an Alberta corporation (“NewCo”), and 2453729 Alberta ULC, an Alberta unlimited liability corporation (the “Business Combination Agreement”), and the transactions contemplated therein (the “Business Combination”). Certain capitalized terms used herein are defined in paragraph 4 hereof. Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Business Combination Agreement.

Decarbonization Plus Acquisition Sponsor IV LLC, a Cayman Islands limited liability company (the “Sponsor”), currently is the record owner of (i) 7,698,495 SPAC Class B Ordinary Shares (the “SPAC Founder Shares”) and (ii) 12,488,255 SPAC Warrants that were acquired in a private placement that occurred simultaneously with the consummation of the SPAC’s initial public offering (the “Private Placement Warrants” and collectively with the SPAC Founder Shares, the “Sponsor Equity”).

On or about the date hereof, the Sponsor and the other holders of SPAC Founder Shares and Private Placement Warrants (collectively, the “Sponsor Group”) entered into a letter agreement (the “Sponsor Side Letter”) with Riverstone Global Energy and Power Fund V (Cayman), L.P. (“Riverstone”) and certain other affiliates of Riverstone pursuant to which the Sponsor Group agreed to transfer to Riverstone or one of its controlled affiliates a portion of its Sponsor Equity in connection with the Business Combination (the “Sponsor Group Transfer”).

In order to induce the Company and SPAC to enter into the Business Combination Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1)

Each of the Sponsor and, to the extent the Sponsor Group Transfer occurs prior to the record date of the the extraordinary general meeting of SPAC’s shareholders relating to the Business Combination (the “SPAC Shareholder Meeting”), Riverstone, irrevocably agrees that it shall (and shall cause its controlled affiliates to):

a)

vote any SPAC Class A Ordinary Shares and SPAC Founder Shares owned by it in favor of the Business Combination and each other proposal related to the Business Combination included on the agenda for the SPAC Shareholder Meeting, except that it shall not vote any SPAC Class A Ordinary Shares that it purchases after SPAC publicly announces its intention to engage in the Business Combination for or against any of the aforementioned proposals;

b)

when the SPAC Shareholder Meeting is held, appear at such meeting or otherwise cause the SPAC Class A Ordinary Shares and SPAC Founder Shares owned by it (all such shares, the “Covered Shares”) to be counted as present thereat for the purpose of establishing a quorum;

c)

vote (or execute and return an action by written resolution), or cause to be voted at such meeting, or validly execute and return and cause such written resolution to be granted with respect to, all of such Covered Shares against (i) any Alternative Transaction and (ii) any other action that would reasonably be expected to (A) impede, interfere with, delay, postpone or adversely affect the Business Combination or any of the other transactions contemplated by the Business Combination Agreement or result in a breach of any covenant, representation or warranty or other obligation or agreement of SPAC under the Business Combination Agreement or result in any of the conditions set forth in Article VII of the Business Combination Agreement not being fulfilled, (B) result in a breach of any covenant, representation or warranty or other obligation or agreement of it contained in this Sponsor Letter or (C) change in any manner the dividend policy or capitalization of, including the voting rights of, any class of shares of SPAC (other than as contemplated by the Business Combination Agreement);

d)

vote (or execute and return an action by written resolution), or cause to be voted at such meeting, or validly execute and return and cause such written resolution to be granted with respect to, all of such Covered Shares against any change in business, management or Board of Directors of SPAC (other than in connection with the Business Combination and the other proposals related to the Business Combination); and

e)	not redeem any SPAC Founder Shares owned by it in connection with such SPAC shareholder approval.

Prior to any valid termination of the Business Combination Agreement, the Sponsor or Riverstone, as the case may be, shall take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary under applicable Laws to consummate the transactions contemplated by this Sponsor Letter.

The obligations of the Sponsor or Riverstone, as the case may be, specified in this paragraph 1 shall apply whether or not the Business Combination or any action described above is recommended by the SPAC Board.

2)	Each of the Sponsor and Riverstone agrees that it shall not (and shall cause its controlled affiliates not to):

a)

Transfer any SPAC Founder Shares, SPAC Class B Common Shares or New SPAC Class B Common Shares (or New SPAC Class A Common Shares issuable upon conversion of New SPAC Class B Common Shares in connection with the Business Combination) until the earlier of (i) one year after the Closing or (ii) subsequent to the Closing, (x) if the last sale price of the New SPAC Class A Common Shares equals or exceeds US$12.00 per share (as adjusted for share subdivisions, share dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-day trading period commencing at least 150 days after the Closing or (y) the date on which New SPAC completes a liquidation, amalgamation, share exchange or other similar transaction that results in all of New SPAC’s shareholders having the right to exchange their shares for cash, securities or other property (the “Founder Shares Lock-up Period”).

b)

Transfer any Private Placement Warrants or New SPAC Warrants (or New SPAC Class A Common Shares issued or issuable upon exercise of the New SPAC Warrants) until 30 days after the Closing (the “Warrants Lock-up Period”).

Notwithstanding the provisions set forth in paragraphs 2(a) and 2(b), Transfers of the SPAC Founder Shares, SPAC Class B Common Shares, New SPAC Class B Common Shares, Private Placement Warrants, New SPAC Warrants and New SPAC Class A Common Shares issued or issuable upon the exercise or conversion of the SPAC Class B Common Shares and New SPAC Warrants and that are held by the Sponsor or any of its permitted transferees (that have complied with this paragraph) are permitted in accordance with paragraph 7(c) of that certain Letter Agreement, dated August 10, 2021, among SPAC, its officers and directors and the Sponsor ((as amended), the “SPAC Letter Agreement”), including to effect the Sponsor Group Transfer.

3)

The Sponsor hereby agrees that, during the period commencing on the date hereof and ending at the Closing, the Sponsor shall not modify or amend any Contract between or among Sponsor, anyone related by blood, marriage or adoption to the Sponsor or any affiliate of the Sponsor (other than SPAC and its Subsidiaries), on the one hand, and SPAC or any of SPAC’s Subsidiaries, on the other hand.

4)

As used herein, (i) “Beneficially Own” has the meaning ascribed to it in Section 13(d) of the Exchange Act; and (ii) “Transfer” shall mean the (a) sale of, offer to sell, contract or agreement to sell, hypothecate, pledge, grant of any option to purchase or otherwise dispose of or agreement to dispose of, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of the Exchange Act, and the rules and regulations promulgated thereunder with respect to, any security, (b) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (c) public announcement of any intention to effect any transaction specified in clause (a) or (b); provided that the exercise of any Private Placement Warrant(s) or New SPAC Warrants shall not constitute a “Transfer”.

5)

This Sponsor Letter, the SPAC Letter Agreement, the Sponsor Side Letter, the Business Combination Agreement and the other agreements referenced herein and therein constitute the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and supersede all prior understandings, agreements, or representations by or among the parties hereto, written or oral, to the extent they relate in any way to the subject matter hereof or the transactions contemplated hereby. This Sponsor Letter may not be changed, amended, modified or waived (other than to correct a typographical error) as to any particular provision, except by a written instrument executed by all parties hereto.

6)

Subject to, and conditioned upon, the occurrence of the Closing, to the fullest extent permitted by Law and the SPAC Organizational Documents, each of Sponsor and Riverstone hereby irrevocably and unconditionally waives and agrees not to assert or perfect, and agrees to cause its controlled affiliates to waive and agree not to assert or perfect, any rights to adjustment or other anti-dilution protection with respect to the rate that the New SPAC Class B Common Shares will convert into New SPAC Class A Common Shares pursuant to the Business Combination Agreement and the SPAC Organizational Documents or any other adjustment or anti-dilution protections that arise in connection with the issuance of shares and the other transactions contemplated by the Business Combination Agreement.

7)

No party hereto may, except as set forth herein, assign either this Sponsor Letter or any of its rights, interests, or obligations hereunder, other than in conjunction with transfers permitted by paragraph 2, without the prior written consent of the other parties. Any purported assignment in violation of this paragraph shall be void and ineffectual and shall not operate to transfer or assign any interest or title to the purported assignee. This Sponsor Letter shall be binding on the Sponsor, Riverstone, SPAC, NewCo and the Company and their respective successors, heirs, personal representatives and assigns and permitted transferees.

8)

Nothing in this Sponsor Letter shall be construed to confer upon, or give to, any person or corporation other than the parties hereto any right, remedy or claim under or by reason of this Sponsor Letter or of any covenant, condition, stipulation, promise or agreement hereof. All covenants, conditions, stipulations, promises and agreements contained in this Sponsor Letter shall be for the sole and exclusive benefit of the parties hereto and their successors, heirs, personal representatives and assigns and permitted transferees.

9)

This Sponsor Letter may be executed in any number of original, electronic or facsimile counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

10)

This Sponsor Letter shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Sponsor Letter or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Sponsor Letter a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.

11)

This Sponsor Letter, and all claims or causes of action based upon, arising out of, or related to this Sponsor Letter or the transactions contemplated hereby, shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction. Any Action based upon, arising out of or related to this Sponsor Letter or the transactions contemplated hereby shall be heard and determined exclusively in any Court of Chancery of the State of Delaware; provided, that if jurisdiction is not then available in a Court of Chancery of the State of Delaware, then any such Action may be brought in any federal court located in the State of Delaware or any other Delaware state court, and each of the parties irrevocably submits to the exclusive jurisdiction of each such court in any such Action, waives any objection it may now or hereafter have to personal jurisdiction, venue or convenience of forum, agrees that all claims in respect of the Action shall be heard and determined only in any such court, and agrees not to bring any Action arising out of or relating to this Sponsor Letter or the transactions contemplated hereby in any other court. Nothing herein contained shall be deemed to affect the right of any party to serve process in any manner permitted by Law or to commence legal proceedings or otherwise proceed against any other party in any other jurisdiction, in each case, to enforce judgments obtained in any Action brought pursuant to this paragraph. The prevailing party in any such Action (as determined by a court of competent jurisdiction) shall be entitled to be reimbursed by the non-prevailing party for its reasonable expenses, including reasonable attorneys’ fees, incurred with respect to such Action. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION BASED UPON, ARISING OUT OF OR RELATED TO THIS SPONSOR LETTER OR THE TRANSACTIONS CONTEMPLATED HEREBY.

12)

Any notice, consent or request to be given in connection with any of the terms or provisions of this Sponsor Letter shall be in writing and shall be sent by express mail or similar private courier service, by certified mail (return receipt requested), by hand delivery or facsimile or e-mail transmission.

13)

This Sponsor Letter shall terminate upon the earlier of (a) the expiration of each of the Warrants Lock-up Period and the Founder Shares Lock-up Period and (b) the termination of the Business Combination Agreement in accordance with its terms prior to the Closing; provided, that the obligations of Sponsor or Riverstone, as the case may be, set forth in paragraph 1 shall terminate immediately following the Closing or upon the earlier termination of the Business Combination Agreement in accordance with its terms prior to the Closing.

14)

Each of the Sponsor and Riverstone hereby represents and warrants to SPAC and the Company as follows: (i) it is duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is organized, and such party has all necessary power and authority to execute, deliver and perform this Sponsor Letter and consummate the transactions contemplated hereby; (ii) this Sponsor Letter has been duly executed and delivered by such party and, assuming due authorization, execution and delivery by the other parties to this Sponsor Letter, this Sponsor Letter constitutes a legally valid and binding obligation of such party, enforceable against such party in accordance with the terms hereof (except as enforceability may be limited by bankruptcy Laws, other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies); (iii) the execution and delivery of this Sponsor Letter by such party does not, and the performance by the such party of its obligations hereunder will not, (A) conflict with or result in a violation of the organizational documents of such party, or (B) require any consent or approval that has not been given or other action that has not been taken by any third party (including under any Contract binding upon such party or such party’s SPAC Founder Shares or Private Placement Warrants, as applicable), in each case, to the extent such consent, approval or other action would prevent, enjoin or materially delay the performance by such party of its obligations under this Sponsor Letter; (iv) there are no Actions pending against such party or, to the knowledge of such party, threatened against such party, before (or, in the case of threatened Actions, that would be before) any arbitrator or any Governmental Authority, which in any manner challenges or seeks to prevent, enjoin or materially delay the performance by such party of its obligations under this Sponsor Letter; (v) except for fees described on Section 4.11 of the SPAC Disclosure Schedule (solely as it relates to the Sponsor), no financial advisor, investment banker, broker, finder or other similar intermediary is entitled to any fee or commission from such party or its controlled affiliates (excluding the Company) in connection with the Business Combination Agreement or the transactions contemplated thereby based upon any arrangement or agreement made by such party or its controlled affiliates (excluding the Company) for which SPAC or any of its controlled affiliates or, following the Closing, the Company, NewCo, New SPAC or any of their controlled affiliates, would have any obligations or liabilities of any kind or nature; (vi) such party has had the opportunity to read the Business Combination Agreement and this Sponsor Letter and has had the opportunity to consult with its tax and legal advisors; (vii) such party has not entered into, and shall not enter into, any agreement that would restrict, limit or interfere with the performance of such party’s obligations hereunder; (viii) such party has, or will have after completion of the Sponsor Group Transfer, good title to all such SPAC Founder Shares and Private Placement Warrants, and there exist no Liens or any other limitation or restriction (including, without limitation, any restriction on the right to vote, sell or otherwise dispose of such SPAC Founder Shares or Private Placement Warrants) affecting any such SPAC Founder Shares or Private Placement Warrants, other than pursuant to (A) this Sponsor Letter, (B) the SPAC Organizational Documents, (C) the Sponsor Side Letter, (D) the Business Combination Agreement, (E) the Amended and Restated Limited Liability Company Agreement of the Sponsor, (F) the SPAC Letter Agreement or (G) any applicable securities Laws; (x) the Sponsor Equity are the only SPAC Founder Shares, Private Placement Warrants or other equity securities of SPAC Beneficially Owned by the Sponsor as of the date hereof and (xi) Riverstone does not Beneficially Own any SPAC Founder Shares, Private Placement Warrants or other equity securities of SPAC as of the date hereof.

15)

Each of the Sponsor and Riverstone hereby agrees and acknowledges that: (i) SPAC and, prior to any valid termination of the Business Combination Agreement, the Company would be irreparably injured in the event of a breach by the Sponsor or Riverstone, as the case may be, of its obligations under paragraphs 1 and 2, as applicable, of this Sponsor Letter, (ii) monetary damages may not be an adequate remedy for such breach and (iii) the non-breaching party shall be entitled to seek injunctive relief, in addition to any other remedy that such party may have in Law or in equity, in the event of such breach. The Sponsor or Riverstone, as the case may be, shall also be entitled to seek injunctive relief, in addition to any other remedy that such parties may have in Law or in equity, in the event of a breach under this Sponsor Letter.

16)

If, and as often as, (a) there is any share split, share dividend, combination or reclassification that results in the Sponsor or Riverstone acquiring new SPAC Founder Shares, SPAC Class A Ordinary Shares, Private Placement Warrants or other equity securities of SPAC, (b) the Sponsor or Riverstone purchases or otherwise acquires Beneficial Ownership of any SPAC Founder Shares, SPAC Class A Ordinary Shares, Private Placement Warrants or other equity securities of SPAC after the date of this Sponsor Letter, or (c) Sponsor or Riverstone acquires the right to vote or share in the voting of any SPAC Founder Shares, SPAC Class A Ordinary Shares or other equity securities of SPAC after the date of this Sponsor Letter, then, in each case, such SPAC Founder Shares, SPAC Class A Ordinary Shares, Private Placement Warrants and other equity securities of SPAC, as applicable, acquired or purchased by the Sponsor or Riverstone shall be subject to the terms of this Sponsor Letter; provided, however, that the terms of paragraph 2 shall only apply to SPAC Founder Shares and Private Placement Warrants.

17)

Each of the parties hereto agrees to execute and deliver hereafter any further document, agreement or instrument of assignment, transfer or conveyance as may be necessary or desirable to effectuate the purposes hereof and as may be reasonably requested in writing by another party hereto.

[Signature page follows.]

Sincerely,

DECARBONIZATION PLUS ACQUISITION SPONSOR IV LLC

By:	/s/ Peter Haskopoulos
Name:	Peter Haskopoulos
Title:	Officer

RIVERSTONE GLOBAL ENERGY AND POWER FUND V (CAYMAN), L.P.
By: Riverstone Energy Partners V (Cayman), L.P., its general partner
By: Riverstone GP V Cayman LLC, its general partner

By:	/s/ Peter Haskopoulos
Name:	Peter Haskopoulos
Title:	Authorized Person

Acknowledged and Agreed:

DECARBONIZATION PLUS ACQUISITION CORPORATION IV

By:	/s/ Peter Haskopoulos
Name:	Peter Haskopoulos
Title:	Chief Financial Officer, Chief Accounting Officer and Secretary

Acknowledged and Agreed:

HAMMERHEAD RESOURCES INC.

By:	/s/ Michael Kohut
Name:	Michael Kohut
Title:	Senior Vice President and Chief Financial Officer

Acknowledged and Agreed:

HAMMERHEAD ENERGY INC.

By:	/s/ Michael Kohut
Name:	Michael Kohut
Title:	Senior Vice President and Chief Financial Officer